Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION

12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

Firefly Aerospace Inc. (the “Company,” “we,” “our,” and “us”) has one class of securities, our common stock, par value $0.0001 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following summary of terms of our Common Stock is based upon our Amended and Restated Certificate of Incorporation, as amended (the “certificate of incorporation”) and Amended and Restated Bylaws (the “bylaws) currently in effect under Delaware law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the certificate of incorporation and bylaws, which are filed as exhibits to our Annual Report on Form 10-K. We encourage you to read these documents and the applicable sections of the Delaware General Corporation Law, as amended (the “DGCL”), carefully.

General

We are authorized to issue 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”).

Common Stock

Dividend Rights

Subject to the prior rights of the holders of our Preferred Stock, if any, the holders of our Common Stock are entitled to receive, and will share ratably in, dividends when and as declared by our board of directors (the “Board”) from legally available sources.

Voting Rights

Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Holders of shares of our Common Stock have no cumulative voting rights.

Preemptive or Similar Rights

Subject to the rights of the holders of shares of any series of our Preferred Stock that our Board may designate and issue in the future, our Common Stock is not entitled to any preemptive or similar rights.

Conversion or Redemption Rights

Our Common Stock is neither convertible nor redeemable.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock and payment of claims of creditors.

Relationship to Preferred Stock

Our Board are authorized to issue up to 100,000,000 shares of our Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof, in each case without further action by our stockholders. Subject to the terms of any series of Preferred Stock so designated, our Board is also authorized to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding. Our Board may authorize the issuance of Preferred Stock with voting or conversion or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and could adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. These provisions include:

Anti-Takeover Statute

Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. These restrictions do not apply to any business combination involving AE Industrial Partners or any affiliate of AE Industrial Partners or their respective direct and indirect transferees, on the one hand, and us, on the other.

Additionally, we are able to enter into a business combination with an interested stockholder if:

•	before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by our Board and is authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our certificate of incorporation, an “interested stockholder” generally will not include AE Industrial Partners or any affiliate of AE Industrial Partners or their respective direct and indirect transferees.

This provision of our certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Board Classification

Our certificate of incorporation provides for a Board comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors is to be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classification of our Board and the limitations on the ability of our stockholders to remove directors without cause following the time when AE Industrial Partners ceases to beneficially own at least 40% of the shares of our outstanding Common Stock (the “Trigger Date”) could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation provides that, from and after the Trigger Date, our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our Common Stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation provides that, from and after the Trigger Date, special meetings of the stockholders may be called only by the chairperson of our Board, our Chief Executive Officer, or our Boards. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our Common Stock to take any action, including the removal of directors.

Advance Notice Procedures

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors provided, however, at any time when AE Industrial Partners beneficially owns, in the aggregate, at least 20% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to AE Industrial Partners. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our certificate of incorporation provides that, from and after the Trigger Date, directors may only be removed for cause by the affirmative vote of at least two thirds of the voting power of our outstanding Common Stock. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding Common Stock. Except in the case of a vacancy arising with respect to a director designated by AE Industrial Partners where AE Industrial Partners continues to have a right of designation, our Board has the sole power to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

Amendment of Charter and Bylaw Provisions

Our certificate of incorporation provides that, following the Trigger Date, the amendment of certain of the provisions of our certificate of incorporation requires approval by holders of at least two-thirds of the voting power of our outstanding Common Stock. Our certificate of incorporation provides that our Board may from time to time adopt, amend, alter, or repeal our bylaws without stockholder approval. The stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding Common Stock (other than certain specified bylaws which, following the Trigger Date, require the affirmative vote of two-thirds of our outstanding Common Stock).

Corporate Opportunity

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director, or other affiliate of AE Industrial Partners is liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AE Industrial Partners, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to AE Industrial Partners, as applicable. This provision may not be modified without the written consent of AE Industrial Partners until such time as AE Industrial Partners does not own any of our outstanding shares of Common Stock.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our certificate of incorporation or our bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”) subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive-forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the forum provisions in our certificate of incorporation. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director or officer.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities.

The limitation of liability, indemnification, and advancement provisions that are included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, Floor 53, New York, NY 10005 and its phone number is 651-328-4405.

Listing

Our Common Stock is listed on Nasdaq under the symbol “FLY.”